Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 12, 2014 with respect to the financial statements of CSC Georgian Terrace Limited Partnership included in the Current Report on Form 8-K/A of Sotherly Hotels Inc. and Sotherly Hotels LP filed on June 12, 2014, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

October 10, 2014

Charlotte, North Carolina